EXHIBIT 3

Directors and Executive Officers of IDT Investments, Inc.

Set forth below are the name, position, present principal occupation and business address of each director and executive officer of IDT Investments, Inc. (“IDT Investments”) Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with IDT Investments. Each person listed below is a citizen of the United States.

Name	Position	Principal Occupation	Business Address
James A. Courter	Director	Vice Chairman of the Board and Chief Executive Officer of IDT Corporation (“IDT”)	c/o IDT 520 Broad Street Newark, NJ 07102

Bo Yan	Acting President, Vice President, Secretary, General Manager and Director	Acting President, Vice President, Secretary, General Manager and Director	c/o IDT Investments 520 Broad Street Newark, NJ 07102

Gil Boosidan	Treasurer	Treasurer	c/o IDT Investments 520 Broad Street Newark, NJ 07102

Doug Mauro	Director	Executive Vice President of Tax of IDT	c/o IDT 520 Broad Street Newark, NJ 07102